Exhibit 10.2
Confidential
Asset Acceptance Capital Corp.
2008 Annual Incentive Compensation Plan for Management
General
     Each year the Compensation Committee (the “Committee”) of the Board of Directors of Asset Acceptance Capital Corp. (the “Company”) establishes an annual incentive compensation plan (the “Plan”) for key executives and certain other management level associates (the “Plan Participant(s)”) of the Company.
     The Plan will establish for each Plan Participant a bonus target (the “Bonus Target”) equal to a specified percentage of Base Salary (as defined below). The Bonus Target will be set by the Committee at a level consistent with each associate’s responsibilities. As used in this Plan, “Base Salary” shall be the Plan Participant’s base compensation (excluding incentive and any other taxable compensation) paid during 2008. For individuals who become Plan Participants during 2008, Base Salary shall be the base compensation (excluding incentive and any other taxable compensation) paid in 2008 beginning on the date the individual first becomes eligible to participate in the Plan.
     The Plan will be comprised of two parts: (a) Financial Objectives; and (b) Personal Objectives. Bonus amounts will be computed separately for achievement of Financial Objectives and Personal Objectives, as set forth below under the captions “Financial Objectives” and “Personal Objectives”, respectively. The bonus earned shall be the sum of the bonus calculated under the Financial Objectives portion of the Plan and the bonus calculated under the Personal Objectives portion of the Plan. Payments under the Plan will be made after receipt and approval by the Audit Committee of the annual audited financial statements of the Company for the year ending December 31, 2008. A Plan Participant will not be considered to have earned a bonus unless the Plan Participant is employed by the Company on the date the Audit Committee approves the annual audited financial statements for 2008.
     Payments shall be made no later than 2-1/2 months after the end of the fiscal year to which the bonus amount relates (or such later time as is allowed in accordance with Treasury Regulation 1.409A-3(d)) in order to preserve the exemption from Section 409A of the Internal Revenue Code.
     The Compensation Committee recognizes the need of the Plan Participants to conduct themselves in compliance with the Code of Business Conduct. In addition to the non-financial consequences contained in the Code of Business Conduct, any violation of the Code of Business Conduct shall result in complete forfeiture of any bonus which would otherwise be earned under this Plan.

Financial Objectives
     The bonus earned under the Financial Objective portion of the Plan shall be 50% of the Target Bonus at achievement of the 2008 Financial Objective Goal, as defined below.
     The financial performance of the Company will be measured by Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), after accrual of all incentive compensation plan payments. EBITDA will be determined in a manner consistent with the definition of EBITDA contained in Exhibit 1.
     For the fiscal year ending December 31, 2008, the financial objective goal will be set at $ XXX,XXX,XXX* (the “2008 Financial Objective Goal”), which equals XXX* percent of fiscal 2007 actual EBITDA. The minimum goal will be set at $ XXX,XXX,XXX* (the “Minimum Goal”), which equals XXX* percent of fiscal 2007 EBITDA. The maximum goal will be set at $XXX,XXX,XXX* (the “Maximum Goal”), which equals XXX* percent of fiscal 2007 EBITDA.
     If the 2008 actual EBITDA achieved equals the Minimum Goal, the bonus earned under the Financial Objective portion of the Plan shall be 25 percent of the Target Bonus. If the actual EBITDA for 2008 is equal to or greater than the Maximum Goal, the bonus earned under the Financial Objectives portion of the Plan will be 100% of the Target Bonus. For actual EBITDA achieved greater than the Minimum Goal and less than the Maximum Goal, the percentage of the Target Bonus shall be pro-rated consistent with the following examples. Example 1). If actual 2008 EBITDA achieved is XXX* percent of 2007’s EBITDA, the bonus earned under the Financial Objectives portion would be 37.5 percent of the Target Bonus. Example 2). If the actual 2008 EBITDA achieved is XXX* percent of 2007’s EBITDA, the payout would be 80 percent of the Target Bonus.
Personal Performance Objectives
     Each Plan Participant may earn up to a maximum of 50% of his or her Target Bonus based on the achievement of Personal Objectives.
     Personal Objectives should be measurable goals jointly developed by the Plan Participant and his/her immediate supervisor (subject to approval by the Chairman, President and Chief Executive Officer or his designee(s), and for certain participants, the Committee). The percentage earned under Personal Performance will be calculated based on a rating from 0 to 4, whole numbers only, of completion of each assigned objective, recognizing the determination of such percentage completion is in part subjective. If there is any disagreement as to the scoring of each assigned objective, the determination of the Chairman, President and Chief Executive Officer or his designee(s) shall be final and binding.

*	Portions of this exhibit have been omitted pursuant to Asset Acceptance’s request to the Secretary of the Securities and Exchange Commission for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

     No Plan Participant will be eligible to earn any part of his or her bonus based on the achievement of Personal Objectives unless 2008 EBITDA achieved by the Company equals or exceeds the 2007 EBITDA achieved by the Company of $171,397,083.

Exhibit 1
     EBITDA: The net income (loss) of the Company plus interest expense-net, income taxes, depreciation and amortization (including amortization of purchased receivables). The determination of EBITDA, for purposes of this Plan, shall be made by the Committee in accordance with generally accepted accounting principles in effect in the United States, applied on a consistent basis (“GAAP”); provided, however, that EBITDA shall be adjusted for this purpose (A) to exclude net gains and losses on the disposal of assets and other non-operating income or expense items; (B) to exclude EBITDA generated from acquisitions of new businesses or companies during the year (an acquisition of a new office would not be deemed to be a material acquisition); and (C) for other items in the discretion of the Committee. EBITDA will be determined after accrual for all bonuses, including bonuses to be paid under this and all other Company annual incentive compensation plans.